Exhibit 99.1

Contacts

Lisa Nadler (lisa.nadler@gartner.com)

203-316-6537

GARTNER ANNOUNCES PRICING OF SECONDARY OFFERING OF
COMMON STOCK BY SILVER LAKE PARTNERS

STAMFORD, Conn. — May 19, 2006 — Gartner, Inc. (NYSE: IT), a leading provider of research and analysis on the global information technology industry, announced today that the secondary offering of 9,500,000 shares of its common stock priced at $14.75 per share.  All of the shares of common stock are being offered and sold by Silver Lake Partners, L.P. and its affiliates.  Silver Lake may sell an additional 1,425,000 shares if the underwriters exercise their option to purchase additional shares of common stock in the next thirty days.  Gartner will not receive any proceeds from the sale of the shares of common stock in the offering.

Goldman, Sachs & Co., JPMorgan and Lehman Brothers are acting as joint book-running managers, and Banc of America Securities LLC and Credit Suisse Securities (USA) LLC are serving as co-managers, for the offering.

About Gartner

Gartner, Inc. (NYSE: IT) delivers the technology-related insight necessary for its clients to make the right decisions, every day. Gartner serves 10,000 organizations, including chief information officers and other senior IT executives in corporations and government agencies, as well as technology companies and the investment community. The Company consists of Gartner Research, Gartner Executive Programs, Gartner Consulting and Gartner Events. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has 3,700 associates, including approximately 650 analysts and 500 consultants in 75 countries worldwide.

This press release is neither an offer to sell nor the solicitation of an offer to buy the common stock, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale is unlawful. Any offers of the common stock will be made only by means of a prospectus, copies of which may be obtained by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, JPMorgan toll-free at 1-866-430-0686 or Lehman Brothers via facsimile at 1-631-254-7268.